Exhibit 99.1
February 4, 2021

Prudential Financial, Inc. Announces
2020 Results

•Fourth quarter 2020 net income attributable to Prudential Financial, Inc. of $819 million or $2.03 per Common share versus $1.128 billion or $2.76 per share for the year-ago quarter.
•Fourth quarter 2020 after-tax adjusted operating income of $1.183 billion or $2.93 per Common share versus $915 million or $2.24 per share for the year-ago quarter.
•Net loss attributable to Prudential Financial, Inc. of $374 million or $1.00 per Common share for 2020 versus net income of $4.186 billion or $10.11 per share for 2019.
•After-tax adjusted operating income of $4.111 billion or $10.21 per Common share for 2020 versus $4.656 billion or $11.24 per share for 2019.
•Book value per Common share of $167.81 versus $155.88 per share for the year-ago; adjusted book value per Common share of $94.79 versus $101.04 per share for the year-ago.
•Parent company highly liquid assets of $5.6 billion versus $4.1 billion for the year-ago.
•Assets under management amounted to $1.721 trillion versus $1.551 trillion for the year-ago.
•The Company’s Board of Directors has authorized the repurchase of up to $1.5 billion of its outstanding Common Stock during the period from January 1, 2021 through December 31, 2021. In addition, the Company declared a quarterly dividend of $1.15 per share of Common stock, payable on March 11, 2021, to shareholders of record as of February 16, 2021, representing an increase of 4.5% over the prior year dividend level and a 4.9% annualized yield on adjusted book value.

Charles Lowrey, Chairman and CEO, commented on results:

“As we reflect on the extraordinary events of 2020 and the ongoing global pandemic, we thank our employees for their continued dedication to fulfilling our company’s purpose of making lives better by solving the financial challenges of our changing world.

During the fourth quarter, we continued to successfully execute against our 2020 priorities, paving the path for the acceleration of our strategy in 2021 and beyond.

Looking ahead, we will continue our transformation by executing on our $750 million cost savings plan and by taking additional steps to increase our growth potential and reduce our market sensitivity. Over the next three years we plan to reallocate between $5 billion and $10 billion of capital with the intention of doubling the earnings contribution of our higher growth businesses and halving Individual Annuities.

Backed by the strength of our rock solid balance sheet, we also plan to return approximately $10 billion of capital to shareholders via dividends and share repurchases during this time period. This includes the resumption of share repurchases in the first quarter of 2021, as part of our $1.5 billion authorization for the year.

These changes will position Prudential to make a more meaningful difference in the financial lives of more people around the world, and to deliver attractive returns to our shareholders.”
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Prudential Financial, Inc. Fourth Quarter 2020 Earnings Release	Page 2

NEWARK, N.J. – Prudential Financial, Inc. (NYSE: PRU) today reported fourth quarter and year-end 2020 results. Net income attributable to Prudential Financial, Inc. was $819 million ($2.03 per Common share) for the fourth quarter of 2020, compared to net income of $1.128 billion ($2.76 per Common share) for the fourth quarter of 2019. After-tax adjusted operating income was $1.183 billion ($2.93 per Common share) for the fourth quarter of 2020, compared to $915 million ($2.24 per Common share) for the fourth quarter of 2019.

Net loss attributable to Prudential Financial, Inc. was $374 million ($1.00 per Common share) for 2020, compared to net income of $4.186 billion ($10.11 per Common Share) for 2019. After-tax adjusted operating income was $4.111 billion ($10.21 per Common share) for 2020, compared to $4.656 billion ($11.24 per Common share) for 2019.
Consolidated adjusted operating income and adjusted book value are non-GAAP measures. These measures are discussed later in this press release under “Forward-Looking Statements and Non-GAAP Measures” and reconciliations to the most comparable GAAP measures are provided in the tables that accompany this release.
RESULTS OF ONGOING OPERATIONS
The Company’s ongoing operations include PGIM, U.S. Businesses (consisting of U.S. Workplace Solutions, U.S. Individual Solutions, and Assurance IQ), International Businesses, and Corporate & Other. In the following business-level discussion, adjusted operating income refers to pre-tax results.
PGIM
PGIM, the Company’s global investment management business, reported record high adjusted operating income of $404 million for the fourth quarter of 2020, compared to $288 million in the year-ago quarter. The increase reflects higher asset management fees, driven by an increase in average account values, and higher Other Related Revenue, driven by record high agency revenue and the impact of investment performance on incentive fees and co- and seed investment earnings, partially offset by higher expenses, primarily driven by business growth.
PGIM assets under management of $1.499 trillion, a record high, were up 13% from the year-ago quarter, reflecting market appreciation and public fixed income inflows. Third-party net inflows of $6.3 billion in the current quarter reflect retail inflows of $3.8 billion and institutional inflows of $2.5 billion.
U.S. Businesses
U.S. Businesses reported adjusted operating income of $807 million for the fourth quarter of 2020, compared to $841 million in the year-ago quarter. The decrease reflects less favorable underwriting results, driven by COVID-19 related net mortality experience, and a change in business practice in our Individual Life business, and lower fee income, net of distribution expenses and other associated costs, in our Individual Annuities business, partially offset by higher net investment spread results, driven by higher variable investment income, and lower expenses.
U.S. Workplace Solutions, consisting of Retirement and Group Insurance, reported adjusted operating income of $451 million for the fourth quarter of 2020, compared to $342 million in the year-ago quarter.
Retirement:
•Reported record high adjusted operating income of $538 million in the current quarter, compared to $281 million in the year-ago quarter. The increase reflects higher net investment spread results, driven by higher variable investment income, higher reserve gains, including favorable impacts due to COVID-19, and lower expenses.

•Account values of $559 billion, a record high, were up 12% from the year-ago quarter, driven by market appreciation and net inflows. Net inflows in the current quarter totaled $5.5 billion with $3.2 billion from Institutional Investment Products, primarily from pension risk transfer transactions, and $2.3 billion from Full Service.

Group Insurance:
•Reported a loss, on an adjusted operating income basis, of $87 million in the current quarter, compared to adjusted operating income of $61 million in the year-ago quarter. The decrease primarily reflects less favorable underwriting results in our group life and group disability businesses due to COVID-19 and related impacts.

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Prudential Financial, Inc. Fourth Quarter 2020 Earnings Release	Page 3
•Reported earned premiums, policy charges, and fees of $1.3 billion in the current quarter were consistent with the year-ago quarter.
U.S. Individual Solutions, consisting of Individual Annuities and Individual Life, reported adjusted operating income of $375 million for the fourth quarter of 2020, compared to $508 million in the year-ago quarter.
Individual Annuities:
•Reported adjusted operating income of $440 million in the current quarter, compared to $450 million in the year-ago quarter. The decrease reflects lower fee income, net of distribution expenses and other associated costs, partially offset by higher net investment spread results.

•Account values of $176 billion, a record high, were up 4% from the year-ago quarter, reflecting equity market appreciation, partially offset by net outflows. Gross sales of $2.0 billion in the current quarter reflect our continued product repricing and pivot strategy.

Individual Life:
•Reported a loss, on an adjusted operating income basis, of $65 million in the current quarter, compared to adjusted operating income of $58 million in the year-ago quarter. The decrease reflects less favorable underwriting results, driven by COVID-19 mortality experience, and a change in business practice, which resulted in a refinement to reserves and related balances, partially offset by higher net investment spread results and lower expenses.

•Sales of $239 million in the current quarter were up 14% from the year-ago quarter, as higher Variable sales were partially offset by lower Universal Life and Term sales, reflecting our product repricing and pivot strategy.

Assurance IQ reported a loss, on an adjusted operating income basis, of $19 million in the current quarter, compared to a loss of $9 million in the year-ago quarter. This reflects a 94% increase in sales, driven by higher Medicare sales during the annual enrollment period, that were more than offset by increased expenses to support business growth, including higher marketing, distribution, and infrastructure costs.
International Businesses
International Businesses, consisting of Life Planner and Gibraltar Life & Other, reported adjusted operating income of $790 million for the fourth quarter of 2020, compared to $748 million in the year-ago quarter. The increase reflects lower expenses, business growth, and more favorable underwriting results, partially offset by lower net investment spread results.
Life Planner:
•Reported adjusted operating income of $426 million in the current quarter, compared to $345 million in the year-ago quarter. The increase reflects lower expenses, business growth, higher net investment spread results, and more favorable underwriting results.

•Constant dollar basis sales of $216 million in the current quarter decreased 19% from the year-ago quarter, primarily reflecting lower sales in Japan following product repricing in August of 2020.

Gibraltar Life & Other:
•Reported adjusted operating income of $364 million in the current quarter, compared to $403 million in the year-ago quarter. The decrease primarily reflects lower net investment spread results.

•Constant dollar basis sales of $238 million in the current quarter decreased 16% from the year-ago quarter, reflecting lower sales in Japan following product repricing in August of 2020.
Corporate & Other
Corporate & Other reported a loss, on an adjusted operating income basis, of $486 million for the fourth quarter of 2020, compared to a loss of $738 million in the year-ago quarter. The lower loss reflects lower expenses, driven by the absence of costs related to the Company’s Voluntary Separation Program in the year-ago quarter, partially offset by lower net investment income.
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Prudential Financial, Inc. Fourth Quarter 2020 Earnings Release	Page 4
NET INCOME
Net income in the current quarter included $1.2 billion of pre-tax net realized investment losses and related charges and adjustments, driven by losses on derivatives, and also includes $12 million from impairment and credit-related losses. These losses were partially offset by $376 million of pre-tax gains related to market experience updates and $87 million of pre-tax net gains from divested and run-off businesses.
Net income for the year-ago quarter included $145 million of pre-tax net gains from divested and run-off businesses, $73 million of pre-tax net realized investment gains and related charges and adjustments, net of $58 million from impairment and credit-related losses, and $66 million of pre-tax gains related to market experience updates.

FORWARD-LOOKING STATEMENTS AND NON-GAAP MEASURES(1)
Certain of the statements included in this release, including those regarding our plans to reallocate capital, dividends, share repurchases, priorities, cost savings goals, and other business strategies constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon Prudential Financial, Inc. and its subsidiaries. Prudential Financial, Inc.’s actual results may differ, possibly materially, from expectations or estimates reflected in such forward-looking statements. Certain important factors that could cause actual results to differ, possibly materially, from expectations or estimates reflected in such forward-looking statements can be found in the “Risk Factors” and “Forward-Looking Statements” sections included in Prudential Financial, Inc.’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q. Statements regarding our plans to reallocate capital, dividends, share repurchases, priorities, cost savings goals, and other business strategies are subject to the risk that we will be unable to execute our strategy because of market or competitive conditions or other factors, including the impact of the COVID-19 pandemic. Prudential Financial, Inc. does not undertake to update any particular forward-looking statement included in this document.
Consolidated adjusted operating income and adjusted book value are non-GAAP measures. Reconciliations to the most directly comparable GAAP measures are included in this release.
We believe that our use of these non-GAAP measures helps investors understand and evaluate the Company’s performance and financial position. The presentation of adjusted operating income as we measure it for management purposes enhances the understanding of the results of operations by highlighting the results from ongoing operations and the underlying profitability of our businesses. Trends in the underlying profitability of our businesses can be more clearly identified without the fluctuating effects of the items described below. Adjusted book value augments the understanding of our financial position by providing a measure of net worth that is primarily attributable to our business operations separate from the portion that is affected by capital and currency market conditions, and by isolating the accounting impact associated with insurance liabilities that are generally not marked to market and the supporting investments that are marked to market through accumulated other comprehensive income under GAAP. However, these non-GAAP measures are not substitutes for income and equity determined in accordance with GAAP, and the adjustments made to derive these measures are important to an understanding of our overall results of operations and financial position. The schedules accompanying this release provide reconciliations of non-GAAP measures with the corresponding measures calculated using GAAP. Additional historic information relating to our financial performance is located on our website at www.investor.prudential.com.
EARNINGS CONFERENCE CALL
Members of Prudential’s senior management will host a conference call on Friday, February 5, 2021, at 11:00 a.m. ET to discuss with the investment community the Company’s fourth quarter results. The conference call will be broadcast live over the Company’s Investor Relations website at investor.prudential.com. Please log on 15 minutes early in the event necessary software needs to be downloaded. Institutional investors, analysts, and other members of the professional financial community are invited to listen to the call and participate in the Q&A by dialing one of the following numbers: (877) 336-4437 (domestic) or (234) 720-6985 (international) and using access code 2805600. All others may join the conference call in listen-only mode by dialing one of the above numbers. A replay will remain on the Investor Relations website through February 19. To access a replay via phone starting at 4:00 p.m. ET on February 5 through February 19 dial (866) 207-1041 (domestic) or (402) 970-0847 (international) and use replay code 4902339.

(1)Description of Non-GAAP Measures:
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Prudential Financial, Inc. Fourth Quarter 2020 Earnings Release	Page 5
Adjusted operating income is the measure used by the Company to evaluate segment performance and to allocate resources. Adjusted operating income excludes “Realized investment gains (losses), net,” as adjusted, and related charges and adjustments. A significant element of realized investment gains and losses are impairments and credit-related and interest rate-related gains and losses. Impairments and losses from sales of credit-impaired securities, the timing of which depends largely on market credit cycles, can vary considerably across periods. The timing of other sales that would result in gains or losses, such as interest rate-related gains or losses, is largely subject to our discretion and influenced by market opportunities as well as our tax and capital profile.
Realized investment gains (losses) within certain of our businesses for which such gains (losses) are a principal source of earnings, and those associated with terminating hedges of foreign currency earnings and current period yield adjustments are included in adjusted operating income. Adjusted operating income generally excludes realized investment gains and losses from products that contain embedded derivatives, and from associated derivative portfolios that are part of an asset-liability management program related to the risk of those products. Adjusted operating income also excludes gains and losses from changes in value of certain assets and liabilities relating to foreign currency exchange movements that have been economically hedged or considered part of our capital funding strategies for our international subsidiaries, as well as gains and losses on certain investments that are designated as trading. Additionally, adjusted operating income excludes the changes in fair value of equity securities that are recorded in net income. Additionally, market experience updates, reflecting the immediate impacts in current period results from changes in current market conditions on estimates of profitability, are excluded from adjusted operating income beginning with the second quarter of 2019, which we believe enhances the understanding of underlying performance trends.
Adjusted operating income excludes the results of Divested and Run-off Businesses, which are not relevant to our ongoing operations. Discontinued operations and earnings attributable to noncontrolling interests, each of which is presented as a separate component of net income under GAAP, are also excluded from adjusted operating income. Adjusted operating income also excludes other items, such as certain components of the consideration for the Assurance IQ acquisition, which are recognized as compensation expense over the requisite service periods, as well as changes in the fair value of contingent consideration. The tax effect associated with pre-tax adjusted operating income is based on applicable IRS and foreign tax regulations inclusive of pertinent adjustments.
Adjusted book value is calculated as total equity (GAAP book value) excluding accumulated other comprehensive income (loss) and the cumulative effect of foreign currency exchange rate remeasurements and currency translation adjustments corresponding to realized investment gains and losses. These items are excluded in order to highlight the book value attributable to our core business operations separate from the portion attributable to external and potentially volatile capital and currency market conditions.

Prudential Financial, Inc. (NYSE: PRU), a financial wellness leader and premier active global investment manager with more than $1.5 trillion in assets under management as of December 31, 2020, has operations in the United States, Asia, Europe, and Latin America. Prudential’s diverse and talented employees help to make lives better by creating financial opportunity for more people. Prudential’s iconic Rock symbol has stood for strength, stability, expertise and innovation for more than a century. For more information, please visit news.prudential.com.

MEDIA CONTACT: Bill Launder, (973) 802-8760, bill.launder@prudential.com

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Financial Highlights
(in millions, unaudited)

	Three Months Ended		Year Ended
	December 31		December 31
	2020	2019	2020	2019
Adjusted operating income (loss) before income taxes (1):
PGIM	$404	$288	$1,262	$998
U.S. Businesses:
U.S. Workplace Solutions division	451	342	1,420	1,586
U.S. Individual Solutions division	375	508	1,422	1,930
Assurance IQ division (2)	(19)	(9)	(88)	(9)
Total U.S. Businesses	807	841	2,754	3,507
International Businesses	790	748	2,952	3,112
Corporate and Other	(486)	(738)	(1,824)	(1,766)
Total adjusted operating income before income taxes	$1,515	$1,139	$5,144	$5,851
Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	$(1,216)	$73	$(4,315)	$(958)
Market experience updates	376	66	(640)	(449)
Divested and Run-off Businesses:
Closed Block division	(9)	31	(24)	36
Other Divested and Run-off Businesses	96	114	(629)	755
Equity in earnings of operating joint ventures and earnings attributable to noncontrolling interests	152	(32)	90	(103)
Other adjustments (3)	(14)	(47)	51	(47)
Total reconciling items, before income taxes	(615)	205	(5,467)	(766)
Income (loss) before income taxes and equity in earnings of operating joint ventures	$900	$1,344	$(323)	$5,085
Income Statement Data:
Net income (loss) attributable to Prudential Financial, Inc.	$819	$1,128	$(374)	$4,186
Income attributable to noncontrolling interests	203	10	228	52
Net income (loss)	1,022	1,138	(146)	4,238
Less: Earnings attributable to noncontrolling interests	203	10	228	52
Income (loss) attributable to Prudential Financial, Inc.	819	1,128	(374)	4,186
Less: Equity in earnings of operating joint ventures, net of taxes and earnings attributable to noncontrolling interests	(169)	5	(132)	48
Income (loss) (after-tax) before equity in earnings of operating joint ventures	988	1,123	(242)	4,138
Less: Total reconciling items, before income taxes	(615)	205	(5,467)	(766)
Less: Income taxes, not applicable to adjusted operating income	(420)	(3)	(1,114)	(248)
Total reconciling items, after income taxes	(195)	208	(4,353)	(518)
After-tax adjusted operating income (1)	1,183	915	4,111	4,656
Income taxes, applicable to adjusted operating income	332	224	1,033	1,195
Adjusted operating income before income taxes (1)	$1,515	$1,139	$5,144	$5,851

See footnotes on last page.

Financial Highlights
(in millions, except per share data, unaudited)
	Three Months Ended		Year Ended
	December 31		December 31
	2020	2019	2020	2019
Earnings per share of Common Stock (diluted):
Net income (loss) attributable to Prudential Financial, Inc.	$2.03	$2.76	$(1.00)	$10.11
Less: Reconciling Items:
Realized investment gains (losses), net, and related charges and adjustments	(3.05)	0.18	(10.85)	(2.33)
Market experience updates	0.94	0.16	(1.61)	(1.09)
Divested and Run-off Businesses:
Closed Block division	(0.02)	0.08	(0.06)	0.09
Other Divested and Run-off Businesses	0.24	0.28	(1.58)	1.84
Difference in earnings allocated to participating unvested share-based payment awards	0.01	—	0.07	0.01
Other adjustments (3)	(0.04)	(0.12)	0.13	(0.11)
Total reconciling items, before income taxes	(1.92)	0.58	(13.90)	(1.59)
Less: Income taxes, not applicable to adjusted operating income	(1.02)	0.06	(2.69)	(0.46)
Total reconciling items, after income taxes	(0.90)	0.52	(11.21)	(1.13)
After-tax adjusted operating income	$2.93	$2.24	$10.21	$11.24
Weighted average number of outstanding common shares (basic)	396.2	400.7	395.8	404.8
Weighted average number of outstanding common shares (diluted)	398.3	403.7	397.8	410.9
For earnings per share of Common Stock calculation:
Net income (loss) attributable to Prudential Financial, Inc.	$819	$1,128	$(374)	$4,186
Earnings related to interest, net of tax, on exchangeable surplus notes	—	—	—	12
Less: Earnings allocated to participating unvested share-based payment awards	10	12	21	45
Net income (loss) attributable to Prudential Financial, Inc. for earnings per share of Common Stock calculation	$809	$1,116	$(395)	$4,153
After-tax adjusted operating income (1)	$1,183	$915	$4,111	$4,656
Earnings related to interest, net of tax, on exchangeable surplus notes	—	—	—	12
Less: Earnings allocated to participating unvested share-based payment awards	14	11	50	53
After-tax adjusted operating income for earnings per share of Common Stock calculation (1)	$1,169	$904	$4,061	$4,615
Prudential Financial, Inc. Equity (as of end of period):
GAAP book value (total PFI equity) at end of period	$67,425	$63,115
Less: Accumulated other comprehensive income (AOCI)	30,738	24,039
GAAP book value excluding AOCI	36,687	39,076
Less: Cumulative effect of foreign exchange rate remeasurement and currency
translation adjustments corresponding to realized gains/losses	(1,399)	(1,835)
Adjusted book value	38,086	40,911
End of period number of common shares (diluted)	401.8	404.9
GAAP book value per common share - diluted	167.81	155.88
GAAP book value excluding AOCI per share - diluted	91.31	96.51
Adjusted book value per common share - diluted	94.79	101.04

See footnotes on last page.

Financial Highlights
(in millions, or as otherwise noted, unaudited)
	Three Months Ended		Year Ended
	December 31		December 31
	2020	2019	2020	2019
PGIM:
PGIM:
Assets Managed by PGIM (in billions, as of end of period):
Institutional customers	$614.9	$552.8
Retail customers (4)	372.0	305.6
General account	511.7	472.6
Total PGIM	$1,498.6	$1,331.0
Institutional Customers - Assets Under Management (in billions):
Gross additions, other than money market	$16.9	$16.4	$68.4	$60.8
Net additions (withdrawals), other than money market	$2.5	$0.7	$3.0	$(6.5)
Retail Customers - Assets Under Management (in billions):
Gross additions, other than money market	$24.6	$19.6	$95.0	$61.2
Net additions, other than money market	$3.8	$1.2	$17.2	$5.7
U.S. Workplace Solutions Division:
Retirement:
Full Service:
Deposits and sales	$11,802	$8,322	$40,914	$36,394
Net additions (withdrawals)	$2,323	$(262)	$6,262	$688
Total account value at end of period	$315,227	$272,448
Institutional Investment Products:
Gross additions	$8,251	$8,575	$22,469	$31,101
Net additions	$3,189	$4,268	$4,181	$14,358
Total account value at end of period	$243,387	$227,596
Group Insurance:
Group Insurance Annualized New Business Premiums (5):
Group life	$16	$21	$243	$254
Group disability	20	6	163	159
Total	$36	$27	$406	$413
U.S. Individual Solutions Division:
Individual Annuities:
Fixed and Variable Annuity Sales and Account Values:
Gross sales	$1,980	$2,081	$6,815	$9,720
Sales, net of full surrenders and death benefits	$(125)	$(388)	$(1,030)	$346
Total account value at end of period	$176,280	$169,681
Individual Life:
Individual Life Insurance Annualized New Business Premiums (5):
Term life	$34	$47	$148	$200
Guaranteed universal life	11	26	94	95
Other universal life	18	42	91	155
Variable life	176	94	449	278
Total	$239	$209	$782	$728
International Businesses:
International Businesses:
International Businesses Annualized New Business Premiums (5)(6):
Actual exchange rate basis	$440	$546	$2,190	$2,310
Constant exchange rate basis	$454	$550	$2,240	$2,325

See footnotes on last page.

Financial Highlights
(in billions, as of end of period, unaudited)

	December 31
	2020	2019
Assets and Assets Under Management and Administration:
Total assets	$940.7	$896.6
Assets under management (at fair market value):
PGIM (4)	1,498.6	1,331.0
U.S. Businesses:
U.S. Workplace Solutions division	102.9	91.6
U.S. Individual Solutions division (4)	105.1	115.5
Total U.S. Businesses	208.0	207.1
International Businesses	14.3	12.8
Total assets under management	1,720.9	1,550.9
Client assets under administration	341.7	291.6
Total assets under management and administration	$2,062.6	$1,842.5

See footnotes on last page.

(1)	Adjusted operating income is a non-GAAP measure of performance. See FORWARD-LOOKING STATEMENTS AND NON-GAAP MEASURES within the earnings release for additional information. Adjusted operating income, when presented at the segment level, is also a segment performance measure. This segment performance measure, while not a traditional U.S. GAAP measure, is required to be disclosed by U.S. GAAP in accordance with FASB Accounting Standard Codification (ASC) 280 – Segment Reporting. When presented by segment, we have prepared the reconciliation of adjusted operating income to the corresponding consolidated U.S. GAAP total in accordance with the disclosure requirements as articulated in ASC 280.

(2)	Assurance IQ was acquired in October of 2019.

(3)	Represents adjustments not included in the above reconciling items. “Other adjustments” include certain components of the consideration for the Assurance IQ acquisition, which are recognized as compensation expense over the requisite service periods, as well as changes in the fair value of contingent consideration.

(4)	Effective first quarter of 2020, certain assets have been reclassified from U.S. Individual Solutions division to PGIM. Prior period amounts have been reclassified to conform to current period presentation.

(5)	Premiums from new sales are expected to be collected over a one-year period. Group insurance annualized new business premiums exclude new premiums resulting from rate changes on existing policies, from additional coverage issued under our Servicemembers' Group Life Insurance contract, and from excess premiums on group universal life insurance that build cash value but do not purchase face amounts. Group insurance annualized new business premiums include premiums from the takeover of claim liabilities. Excess (unscheduled) and single premium business for the Company's domestic individual life and international operations are included in annualized new business premiums based on a 10% credit.

(6)	Actual amounts reflect the impact of currency fluctuations. Constant amounts reflect foreign denominated activity translated to U.S. dollars at uniform exchange rates for all periods presented, including Japanese yen 104 per U.S. dollar. U.S. dollar-denominated activity is included based on the amounts as transacted in U.S. dollars.